UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2005

Kmart Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50278	32-0073116

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

3100 West Big Beaver Road, Troy, Michigan	48084

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 463-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c)

Item 1.01  Entry into a Material Definitive Agreement.

     On January 31, 2005, Kmart Holding Corporation (“Kmart”) entered into an agreement (the “Agreement”) with Sears Holdings Corporation (“Holdings”), ESL Partners, L.P., ESL Investors, L.L.C., ESL Institutional Partners, L.P. and CRK Partners II, L.P. (the foregoing entities other than Kmart and Holdings, collectively, the “ESL Companies”). The ESL Companies are controlled, directly or indirectly, by ESL Investments, Inc., which in turn is controlled by Edward S. Lampert, the Chairman of Kmart.

     Pursuant to the Agreement, the ESL Companies converted, in accordance with the terms of the notes, all of the outstanding 9.00% convertible subordinated notes of Kmart into an aggregate of 6,269,998 shares of Kmart common stock, plus cash in lieu of fractional shares, and, in consideration of such conversion, received an aggregate payment from Kmart of $3.3 million in cash. This cash payment is approximately equivalent to the discounted, after-tax cost of the future interest payments that would have otherwise been paid by Kmart to the ESL Companies in the absence of the conversion (calculated by multiplying the present value of such interest payments by one less an assumed effective tax rate for Kmart).

     The Agreement also provides that the options to acquire shares of common stock of Kmart (the “Investment Options”), which were issued pursuant to an Investment Agreement, dated as of January 24, 2003, as amended, among ESL Investments, Inc. and Third Avenue Trust, on behalf of its investment series, will be exchanged for options to acquire the same number of shares of common stock of Holdings (the “Holdings Options”) at the same exercise price upon consummation of the mergers involving Kmart and Sears, Roebuck and Co. The Holdings Options will have the same terms and conditions as the Investment Options and will expire, in accordance with their terms, on May 6, 2005.

     The Agreement was approved by Kmart’s Audit Committee, as contemplated by the rules of the NASDAQ Stock Market for related party transactions, as well as by Kmart’s Board of Directors.

     The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is included herein as Exhibit 99.1 and is incorporated herein by reference.

     Sears Holdings Corporation has filed a Registration Statement on Form S-4 with the SEC (Registration No. 333-120954) containing a preliminary joint proxy statement-prospectus regarding the proposed transaction. Stockholders are urged to read the definitive joint proxy statement-prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the definitive joint proxy statement-prospectus, as well as other filings containing information about Sears Holdings Corporation, Kmart and Sears, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the definitive joint proxy statement-prospectus and the SEC filings that will be incorporated by reference in the definitive joint proxy statement-prospectus can also be obtained, without charge, by directing a request to Kmart Holding Corporation, 3100 West Big Beaver Road, Troy, Michigan, 48084, Attention: Office of the Secretary, or to Sears, Roebuck and Co., 3333 Beverly Road, Hoffman Estates, Illinois, 60179, Attention: Office of the Secretary. Information regarding Sears Holdings’ proposed directors and executive officers, Kmart’s and Sears’ directors and executive officers and other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is available in the preliminary joint proxy statement-prospectus contained in the above-referenced Registration Statement on Form S-4.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

     99.1 Agreement, dated January 31, 2005, among Kmart Holding Corporation, Sears Holdings Corporation, ESL Partners, L.P., ESL Investors, L.L.C., ESL Institutional Partners, L.P. and CRK Partners II, L.P.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMART HOLDING CORPORATION
	By:	/s/ James F. Gooch
Date: February 4, 2005		Name:	James F. Gooch
		Title:	Vice President, Controller

EXHIBIT INDEX

Exhibit No.	Description

99.1	Agreement, dated January 31, 2005, among Kmart Holding Corporation, Sears
Holdings Corporation, ESL Partners, L.P., ESL Investors, L.L.C., ESL Institutional
Partners, L.P. and CRK Partners II, L.P.